Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corporation - SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation - President and CEO

CONFERENCE CALL PARTICIPANTS

Ambrish Srivastava

BMO Capital Markets - Analyst

Patrick Wang

Evercore Partners - Analyst

Brian Peterson

Raymond James - Analyst

Krishna Shankar

ROTH Capital Partners - Analyst

Brian Thonn

Kingdom Ridge Capital - Investor

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Quarter four 2013 AppliedMicro Circuits Corporation earnings conference call. My name is Shawn, and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would like to turn the call over to your host, Mr. Bob Gargus, Senior Vice President and Chief Financial Officer. Please proceed, sir.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO.

Before turning the call over to Paramesh, I want to remind you that the forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margins, non-GAAP operating expenses, and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business, and may affect these forward-looking statements. These risks include items such as the completion and performance levels of our ARM® 64-Bit X Gene™ Server on a Chip™ products, the TAM and market acceptance of such products, the amount of timing of payments under the Veloce merger agreement, product development and introductions, design wins, manufacturing and supply availability, product demand and mix, the impact of personnel reductions and departures, employee relations, the integration of new or moved operations, risk resulting from macroeconomic conditions and markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2012.

Our actual results may differ materially from these forward-looking statements. AppliedMicro assumes no obligation to update forward-looking statements made on this call. I want to point out AppliedMicro has several analysts that cover our stock, and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models, and not necessarily the guidance that was given by the Company.

With that, I am going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Thanks, Bob.

First, I would like to point out that we achieved break-even on a non-GAAP basis, while fully preserving all of our strategic product initiatives, focusing on X-Gene and expanding connectivity into the Datacenter, while sustaining our telco product leadership. This achievement is a direct result of our solid base business. Our Datacenter connectivity products and embedded processor products continue to drive meaningful margin contribution, as they reside in high volume routing and switching platforms from the world’s leading networking and Datacenter OEMs. Our profit breakeven puts us in a strong financial position to continue to execute on our X-Gene strategy. This also positions us to build on X-Gene time-to-market lead to gain market share, and translate that revenue growth and expanded profit margins.

Let me now comment on our significant progress with respect to X-Gene this past quarter:

•

First, APM shipped X-Gene, the world’s first and only ARM 64-bit server-on-a-chip silicon platform. X-Gene samples and development platforms were shipped to multiple Tier 1 customers ahead of schedule. Market interest and demand for X-Gene platforms has far exceeded our expectations, and further cemented our first mover advantage, paving the way for accelerated market adoption of ARM 64-bit servers;

•

Second, HP announced the availability of an X-Gene cartridge for their Moonshot production server platforms. Customers will be able to order an HP Project Moonshot system with APM’s X-Gene server later in 2013. Commercial availability is a major step for the industry as a whole and clearly validates the following:

1.	Software ecosystem readiness. Our seeding of the ecosystem with hardware development platforms last year paved the way for commercial deployment, such that software should not become a gating factor in X-Gene adoption;

2.	X-Gene provides true enterprise class ARM 64-bit high performance processor cores, coupled with fabric and networking and offers substantial TCO savings. Based on our test in the lab so far, we believe that X-Gene performance and TCO savings are consistent with our expectations;

3.	Our ARM server revenues are expected to occur in calendar year 2014. We believe X-Gene is positioned to be the clear leader in this space.

•

Third, I would like to offer another proof point that X-Gene is being recognized as the world’s first and the highest performance ARM 64-bit core. Earlier this month, Altera Corporation announced a strategic cooperation initiative with APM to partner on FPGA plus X-Gene platforms for next-generation Datacenter and service provider solutions;

•

Fourth, we are pleased to announce the world’s first enterprise class ARM 64-bit server system development platform based on X-Gene. This platform consists of both X-Gene hardware and software components, including compilers, operating systems, virtualization and application software for multiple Tier 1 ecosystem partners. We expect to be shipping these development platforms during the June quarter;

•

Finally, let me share with you what I believe is the most compelling and most exciting proof point for us. Our APM website, www.apm.com is now fully running on an X-Gene Server-on-a-Chip platform. We invite you to experience this at your earliest convenience.

Before turning to the product lines, let me briefly comment on the macro environment: Q4 fiscal 2013 financial results, oh, excuse me, I am going to reset. Our Q4 fiscal 2013 financial results will include the following:

•

March quarter revenues were $56.3 million, up 9% sequentially, and up 15.5% compared to a year ago in the March quarter. This revenue achievement was in the mid-point of the guidance given during the last earnings call;

•	Our backlog as of the end of the quarter was 57%. We ended the quarter with $85.5 million of cash on the balance sheet, with no debt.

Let me now turn to our connectivity business: Our connectivity revenues were $25.7 million, and increased 21% sequentially over the December quarter. We are very encouraged by the continuing strong design win traction. Last quarter, we garnered more than $64 million in expected lifetime value, compared to $60 million achieved in the December quarter.

We would like to begin by discussing our Altera partnership. As part of our strategic cooperation initiative with Altera, we sold our TPack product line, but the terms of the sale allow us to retain full access to all current TPack IP for our current and future 100 gig products. Moreover, our strategic cooperation initiative with Altera enables APM to bundle our Datacenter and OTN Phys and framers, along with Altera FPGAs, ensuring our participation in the high margin service provider 100 gig and 400 gig marketplace.

It will also enable APM and Altera to cooperate on joint platform bundles for networking, wireless, and Datacenter applications for X-Gene and Altera FPGAs. This is absolutely key, as we expand X-Gene’s reach into the broader service provider market through Altera’s sales force and channel partners. Service provider market conditions remain murky, as the carrier and telecom infrastructure got off to a slow start in 2013. If an increase in carrier spending does occur in the second half this calendar year, we are well-positioned to take advantage of service provider CapEx increases due to our design wins and our new partnership with Altera.

Let me now return to our mainstream Datacenter connectivity business outlook:. According to the Cisco Cloud index, global Datacenter traffic will grow from 1.8 zetabytes per year in 2011 to 6.6 zetabytes per year in 2016. This represents a cumulative aggregate growth rate of 31% through 2016. Edge routers continue to be the fastest growing part of Datacenters of all sizes. APM’s strong design position on OTN and ethernet converged line cards continues to drive growth, and the resulting Datacenter revenue was $12.8 million for the March quarter, and relatively flat compared to the December quarter of $13.1 million.

Our product mix continues to shift to our Datacenter business, as our newer product lines begin to mature in this sector. Our PHY design wins for both service provider, telecom and Datacenter vectored nicely, particularly with our high-speed 100 gigabit per second QPSK Mux and gearbox products. Design wins for our 100 gig QPSK Mux product used in100 gig coherent applications now include eight of the world’s largest optical module manufacturers, and vertically integrated 100 gig system companies. Each customer is actively designing one or more solutions based on our chips. Two of the largest customers are now entering production ramp mode, which is expected to result in meaningful revenues later this calendar year.

Let me now turn to our computing business: Computing revenues were $29.2 million for the fourth quarter, and were down slightly from the December quarter’s $29.5 million. This was anticipated, as the December quarter was up sequentially 24% over the September quarter, and was not surprising given the Q3 book-to-bill of 1.39. The book-to-bill for the second half of fiscal year ‘13, Q3 and Q4 combined, was 0.96. We continue to garner design wins for our TSMC-based PowerPC products in the 11ac enterprise AP, NAS and DAS Markets. It is important to note that our revenue this past quarter was slightly muted by the faster than expected 11n to 11ac transition in the enterprise wireless infrastructure. We continue to see strong demand for our products in this space and an increasing shift towards X-Gene based ARM derivatives for the embedded market.

Leading networking OEMs have taken a close look at our ARM capabilities, and have identified specific platforms that would benefit from X-Gene. Developing the software ecosystem for these diverse and complex networking applications requires a cooperative effort to address common challenges. APM is proud to be a founding member of the Linaro Networking Group or LNG. LNG offers a forum for members to implement standards, thereby accelerating the broader ARM networking and Linux software ecosystem initiatives.

In the embedded networking space, 2013 should be a pivotal year in the transition from single instruction set architectures or ISAs, to dual instruction set architectures. That is PowerPC, going to PowerPC plus ARM. These ARM cores will run application software on control planes. Our unique differentiation of offering both ARM and PowerPC processors on the same die today puts APM in a good position to lead the transition towards an all ARM-based infrastructure for the embedded space.

With that, let me turn the call over to Bob. Bob?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Thanks, Paramesh.

Fourth quarter revenues were $56.3 million, up $4.6 million or 9% compared to the prior quarter, and increased 15.5% compared to the same quarter a year ago. I remind you that the consensus was $56.0 million. Sales in North America accounted for approximately 42% of total revenues. Sales to Europe contributed 16%, and sales to Asia contributed 42%. Wintec, a global logistic support vendor accounted for approximately 18% of March quarter revenues, versus 21% in the December revenue — or the December quarter, excuse me. There was one distributer that was more than 10%, and that was worldwide Avnet, which accounted for 25%, compared again to 27% in the December quarter. Distributor revenues for the fourth quarter were approximately $39.8 million, compared to $33 million for the prior quarter. Inventory in the channel based on sell-through numbers increased to 78 days, compared to 61 days for the December quarter.

Turning to the P&L: As previously mentioned, we delivered on our commitment of break-even on a non-GAAP basis, and we delivered a small profit versus the Street consensus of a loss of a penny. Our non-GAAP net income for the quarter was zero — $0.01 million or $0.00 per share, compared to the non-GAAP net loss of $6.9 million or $0.10 per share for the prior quarter. Our non-GAAP operating margin was a negative 1% of revenue, and improved 14.1 points from the negative 15.1% achieved in the last quarter. Our non-GAAP EBITDA for the quarter was a positive $2.9 million or 5.1% of revenues, compared to a negative $3.9 million or negative 7.6 of revenues for the — 7.6% of revenues for the prior quarter. The fourth quarter non-GAAP gross margins including licensing was 63.8%, which was much higher than the 57.2% for the December quarter. This was higher than our guidance of 59.5%, plus or minus 0.5 point.

Let me explain the delta, as well as specify which parts are not recurring items. First the gross margin excluding TPack for the fourth quarter was 62.9%, versus 56.5 (%) for an improvement of 6.4 points. Of this, 3 points was anticipated as favorable product mix, and included in the guidance. An additional 2.3 points came from the sale and recover — and recovery of previously reserved inventory, meaning it was on 100% gross margins. This is not a reoccurring item, meaning it was a one-time favorable impact. The remaining 1.1 points was caused by favorable absorption and yields, which tend to vary quarter to quarter, and this quarter it was favorable.

Looking forward to the June quarter, we expect no licensing revenues, and we expect gross margins to be approximately 56.5% plus or minus 0.5 point. If you take the 62.9% achieved in March, the delta to the June guidance of 56.5% plus or minus 0.5 point, is a decline of 6.4 points. The decline is comprised of 3 points due to unfavorable product mix, and 3.4 points due to the non-recurring favorable impact in the March quarter from the sale of previously reserved inventory, variances and absorption. Basically, this means that we are guiding to gross margin levels similar to those achieved in the December quarter, i.e., 56.5%.

Non-GAAP operating expenses were $36.4 million, and came in higher than the guidance of $34 million to $34.5 million. These operating expenses were higher than our guidance mainly due to legal costs that were incurred related to:

1)	The disposition of our TPack operations; and

2)	A litigation where we were the plaintiffs.

Both of these matters have concluded successfully, and we do not expect these costs to recur going forward. For the June quarter, we expect our non-GAAP operating expenses to be in the range of $30 million to $31 million. This reduction will relate — relates primarily from the restructuring plans that were implemented during the December quarter.

Our non-GAAP interest and other income was $0.5 million. Interest and other income are expected to be approximately $0.4 million for the June quarter. We expect to incur approximately $0.3 million in taxes, primarily relating to our international operations for the next several quarters. This relates primarily to our operations in India, where the tax holiday that we had previously enjoyed has expired and is no longer available. The share count for diluted EPS purposes was 68.5 million shares. Looking forward to the June quarter, we expect the share count to be approximately 70 (million) to 72 million shares. The increase is primarily due to additional equity grants related to Veloce post-closing earn-out milestones, and additional shares related to our corporate equity incentive program likely to be issued in May.

Turning to the balance sheet: Our cash and investments totaled $85.5 million or approximately $1.30 per share at the end of the fourth quarter, an increase of approximately $1.2 million from the December quarter. Our DSO at the end of March was 39 days. We expect this measure to be in the range of 30 to 42 days going forward. Our inventory turns for the March quarter were 6.3, similar to the turns for the December quarter.

Let me take a couple minutes to bring you up to speed on the Veloce payments. Aggregate Veloce payments are expected to be in the range of approximately $139 million, up to a maximum of $178.5 million. Let us assume the payout to be the maximum amount of $178.5 million. Of this, we have already paid $33.2 million, comprised of approximately 3 million shares and $16.6 million of cash, leaving a balance of $145.3 million. During the June quarter, we are expected to make payments estimated to total at least $47 million, comprised of approximately $32 million of cash, and approximately $15 million in stock or 2.3 million shares. Another milestone payment of approximately $27 million could be paid either in the June or the September quarter.

The cash versus stock split of the $27 million is not known at this time. This would bring the total to be paid by September 2013 to $74 million. Our decision as to what mix of cash and stock to use in making these payments have been based and will continue to depend on several factors, including our stock price and cash requirements at the time the payments become due. Although we are mindful that this creates some uncertainty as to our future cash balance, we expect that our resources will continue to be sufficient to make such payments while maintaining adequate cash to run our operations. To summarize, through September we expect to have paid a total of approximately $107 million in Veloce consideration.

Let me also cover here the impact of the sale of TPack to the financial models. Basically the impact to the fiscal year ‘14 income statement will be to lower revenues by $7 million to $10 million, and to lower expenses by $7 million to $10 million, i.e., the disposition is profit neutral, although it impacts revenue, gross margin as a percent of revenue and operating expenses.

Turning to GAAP: Our non-GAAP financials include certain items required by GAAP. Our net loss on a GAAP basis was $30.2 million, versus a net loss of $71.6 million last quarter. The difference on our fourth quarter GAAP net loss of $30.2 million and our fourth quarter non-GAAP net income of $0.1 million is a delta of $30.3 million. The $30.3 million is primarily comprised of:

•	$22.2 million for the acquisition of Veloce;

•	$2.7 million of stock-based compensation;

•	$0.2 million of restructuring charges;

•	$1 million of amortization of purchased intangibles;

•	(a) $5.2 million from the impairment of certain equity investments, assets and marketable securities; offset by

•	(a) favorable $1 million of other income tax adjustments.

A complete reconciliation between GAAP and non-GAAP financials is set forth in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks. Let me turn the call over to Paramesh. Paramesh?

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Thanks, Bob. In summary, we had a very good quarter where we delivered our guidance, achieved profit break-even, even on a non-GAAP basis, and are executing extremely well on our ARM X-Gene Server-on-a-Chip strategy. Our March quarter revenues, excluding TPack were $55 million. Against this, we are guiding our June quarter’s — June quarter revenues to be in the range of $52 million to $56 million, with a mid-point of $54 million. We expect gross margins to be in the 56.5% range, plus or minus 0.5 point. With the expense reductions we implemented in the December and March quarters, we expect to be break-even in the June quarter.

With that, let me turn the call over to Bob. Bob?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Thank you, Paramesh.

Just before going to Q&A, let me specifically recap our guidance for the June quarter:

1)	Total revenues excluding TPack are expected to be in the range of $52 (million) to $56 million, with a mid-point of approximately $54 million. While we exited the quarter with a backlog coverage of 57%, our backlog coverage jumped to 74% as of the first week of April, due to a large customer order that was moved into the June quarter;

2)	Total gross margins — we are expecting to be 56.5% plus or minus 0.5 point;

3)	OpEx roughly $30 million to $31 million;

4)	Interest income of $0.4 million; and

5)	Taxes of about $0.3 million.

I also want to mention that we are committed to breaking even at a minimum for each of the quarters of FY ‘14. That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions).

And your first question comes from the line of Ambrish Srivastava from BMO Capital Markets. Please proceed.

Ambrish Srivastava – BMO Capital Markets – Analyst

Hi, thank you. Bob, just a clarification on the gross margin for the remainder of the fiscal year. Given that TPack is not in the P&L anymore, how should we be thinking about GM for the remainder of the year?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

So, if you look at the gross margins for — let’s say like the June, September, December quarters, I think they were right in that 56.5% to 57% range. And we don’t really see a major change in those, at least until X-Gene starts creating revenue. So for now, we guided to the 56.5% for this quarter. And out in time, again it will be a function of product mix, unless we happen to get favorable variances like we had in the March quarter.

Ambrish Srivastava – BMO Capital Markets – Analyst

Okay.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

So 56.5% to 57% is probably a good range for now.

Ambrish Srivastava – BMO Capital Markets – Analyst

Okay. And so a good segway into X-Gene, Paramesh. Good progress so far. It seems to be ahead of schedule. A couple of questions. Just please remind us between now and end of the year, what are the key milestones that we should be looking for? And then just going back to the Project Moonshot announcement from HP. If I remember correctly, the statement from APM indicated that you would be ready to ship for revenue by the end of this year. So that seems that will be ahead of the schedule that you had laid out. Thank you.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Yes, so maybe, maybe take it back and recap. It was a major, major quarter for us, because now we got a significant amount of reality to this category. And being actually the first and only legitimate solution in this space also has a very unique pole position and a view into adoption cycles for such technology.

So, coming back to the adoption cycle itself, we have always maintained that it would occur in the following fashion:

•	We would have customers sample our platforms, and/or sample our silicon this quarter;

•

Next quarter would be the quarter where we put our silicon on their boards, bring up the boards along with us, while they are simultaneously starting to develop and move software from our FPGA platforms that were there last year this time to our silicon platforms;

•

And then between the June — in the fall of this year, there would be what I call pilot infrastructure testing. Where they would actually start to run key applications for their respective application benchmarking for their Datacenter deployment. And they would have a feedback cycle to us, in terms of optimizing things like tool chain, and so forth between the fall and the winter; and then

•

We would ship, we would be ready to ship GA product first half of next year, I mean, first quarter of next year. Now having said that, we have been very pleased with the progress we have made so far, in terms of the rate at which things have come to fruition in terms of our development, right?

Just to come back and answer your specific question about HP. I think it was the first time HP acknowledged that there will be a scheduled availability of release of a Moonshot cartridge with an X-Gene 64 bit server on it end of the year. So that is in concordance with the HP server platform release.

Ambrish Srivastava – BMO Capital Markets – Analyst

Okay, thank you. One (real) last follow-up, before I cede the floor. What is the mix of the customers that are showing the interest? Is it mostly kind of the newer Datacenter, outside of the traditional players? Where is the majority of the interest coming from? Thank you.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Let me take you back to the way X-Gene was conceived. X-Gene was conceived after a lot of feedback, from what we call vertically-integrated mega Datacenter operators. And the category would exemplify people like Amazon- Amazons of the world, the Googles of the world, etcetera. That’s one category.

The other category of customer, would be essentially the traditional server OEM, right? And those would be the Dells and the HPs’ of the world, which we have already announced are fully in sync with us, and participant in rolling out our platforms based on our silicon. And the third would be the networking/converged networking OEMs. The class of those would be exemplified by people like Huawei and Cisco, right? I would say that the interest is coming, and the traction is across the board. And there are things we can disclose, and there are things that we can’t. But one should assume that it is a very wide set of traction that we are getting with this product, so.

Ambrish Srivastava – BMO Capital Markets – Analyst

Thank you very much. Good luck.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Thanks.

Operator

Thank you. Your next question comes from the line of Patrick Wang of Evercore Partners. Please proceed.

Patrick Wang – Evercore Partners – Analyst

Hey guys. Good job hitting break-even on the quarter. I – you know, my first question, I want to ask you about this core business that you guys have got going on. It sounds like you are on an apples-to-apples basis, taking it down a little bit sequentially. I think you said your backlog coverage is about 57%. Can you talk about, you know, just what you expect over the next couple months here? And how we should think about carrier CapEx spending, and how those trends play out?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

So Patrick, this is Bob. I would say first, you know, the base business has been and continues to get good design win traction, Okay. And while we started on April 1 with 57% backlog, that backlog increased to a more normal 74%, okay, by April 7, and there was a big large order, which you do the math will be like $9 (million) to $10 million that moved into the June quarter, which is what caused that to rebound that way. Now the reason that we guided to be down slightly in the June quarter — and by the way, most of the Street models I had guided to before was flat, with the June or with the March quarter, okay. So, from that perspective, this is not a big change. And that was anticipating basically what I think everybody is learning now, which is the service provider CapEx was slow or very muted at least in the first quarter. Now there are signs or rhetoric out there that, that will increase during the remaining part of the year. And to the extent it does, we should see the benefit from it. But I am not going to build that into the guidance until I start to see it in the order patterns.

Patrick Wang – Evercore Partners – Analyst

Got you. Okay. That’s helpful. So, if we do see an uptick in spending there, it would show up in the September quarter or perhaps even later on this quarter in the June quarter?

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Yes, so Patrick, maybe some color there, right? I think if you look at the net number of 100 gig links that are going to be lit up this next year by any analyst estimate, between the last six months, those estimates have been revised dramatically to show between a — somewhere between a 12% and 20% increase in terms of large scale adoption of 100 gig, right? While we haven’t seen that trickle down to more WDM or more inter-Datacenter type actual awards at the equipment level, I can tell you that we are in a fantastic position because of our design win momentum in that space, and our existing socket positions to really benefit once that space starts to get funded.

Patrick Wang – Evercore Partners – Analyst

Okay, got you. That’s helpful. My next question is — Bob, thanks for kind of laying out the Veloce components of payments here. So, if we kind of fast forward to the September time frame, you said that you will have about $74 million left to be paid, $107 kind of in your back pocket already. Assuming kind of break-even for the next couple quarters until we get there, let’s just assume worst case scenario, what happens to your cash?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

So first, the cash ended the quarter at $85 million. That’s pre the TPack. So, the cash will go up by the $30 million of TPack. And then it will go — you will have cash going out based on the $47 million that we just talked about, which I think was about $31 million in cash. So, that is going to bring these back down to about the $84 (million), $85 million level. And then I don’t know how much of the $27 million, second milestone that we talked about, is going to be paid in cash versus stock. Even if half of it was cash, that would still only take me down to about the $70 million level, which is, you know, very easy for us to handle. Now, from that point going forward, against the remaining Veloce payments, question is going to be, what our cash position is like at that point in time?, What other possible assets could be monetized?, What kind of business we are doing?, and how much we might want to issue in shares, and what the stock price is, and just too many variables to really speculate on.

Patrick Wang – Evercore Partners – Analyst

Okay, got you. But it seems like from now until September, you are — assuming even flattish trends without an uptick that the cash should be fine?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Yes, we should still be in the — I will give myself a little wiggle room for working capital quarter to quarter, which you never know about. But we should be in the $65 million plus or minus $5 million kind of range.

Patrick Wang – Evercore Partners – Analyst

Okay. Got you. That’s good to hear. And then last question on X-Gene. The single —

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Patrick? One other thing. I mean I wanted to also make one point. I think Bob made it, but I want to emphasize it. We have so far been very judicious in the way we have actually used our equity in the Company to incentivize Veloce folks. And we have got the right mix in our mind to make sure that the Veloce folks who are truly — and I will call it part of the transformation of our Company, are here for the long term, right? So, I think the ability for us to continue to give them the right long-term incentives, as well as short-term incentives by blending the cash as well as the equity, is really helping us both from a team acceptance and team retention and integration kind of scope., all the way to actually, really becoming stakeholders in building a real solid server business.

Patrick Wang – Evercore Partners – Analyst

Got you. Okay. No, that — it sounds like your team is pretty pumped over there. And so just last question for me. When we take a look at X-Gene over the course of this year, you will have a 40-nanometer part out, production kind of in the back half of the year. Intel will have their first — well, I guess their second generation Avoton SoC out in the fourth quarter. And you would really be the only 64-bit solution out there. But when we get to that point, when you kind of look at the, compare and contrast the two, look, Intel has got a lot of marketing muscle and they have got a lot of experience in server. What is the best way to think about how X-Gene stacks up, even with the 40-nanometer part?

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

So I think — let me take you back to a larger market trend here, right? I think the market has spoken largely, that there is a need for an alternative architecture to x86 for cloud and web scale Datacenter workloads, right? That market is now fully serviced by the higher end of the Intel Xeon architecture, right? So, the way we view it, is that the market has spoken relative to the actual TCO requirements that are going to be required for specific cloud workloads. And those TCO requirements involve the ability to fuse very high performance networking and mixed signal, along with correctly-sized processor cores that give you the requisite level of performance, to have what I call, a clean and seamless workload port, from the current infrastructure to an ARM based infrastructure.

Having invested in both 40 (nm) and 28 (nm), remember our view — and I think we have talked about this earlier on the last call, that our 28-nanometer test chips are already on their way. And we have talked about this publicly before that when we do a server, the server market expects what I call, a volume generation and technology generation. And we have also publicly disclosed, that while on this generation of product, our entire focus has been, how do you provide maximum 10 gig, and maximum memory bandwidth, and maximum integrated IO with the requisite performance. And by the way, I will say that, I don’t think anybody in the processor space has broken 2.35 gigahertz or 2.4 gigahertz in 40-nanometers. So, from a performance perspective, we have done something that nobody else has done. From an integration perspective, we have done something that nobody else has done. So, if you look at traditionally, the Atom class of parts versus the Xeon class of parts, the way to think about our offering is closer to an Xeon class offering, than an Atom class offering, number one, fused with the maximum amount of IO, we have 40 gigabits per second of ethernet on this generation. Our next-generation as we have talked about, will embody the notion of 100 gig ethernet type IO connectivity. So, I think where — if you compare this, you almost want to say that, you are — we have to be — we cannot reinvent the cloud software. We have to be able to work within the software environment that exists today. We have to give folks the requisite performance levels that they require today. So I, I will say that we have embodied all of what people need to run current and future workloads, by, and really change the IO, the storage bandwidth as well as the net TCO, because of the unprecedented amount of integration that we brought to the space. So.

Patrick Wang – Evercore Partners – Analyst

Okay, got you. Good job, and good luck. Thanks.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Thank you.

Operator

Okay, thank you.

(Operator Instructions)

Your next question comes from the line of Hans Mosesmann of Raymond James. Please proceed.

Brian Peterson – Raymond James – Analyst

Hi, this is Brian Peterson in for Hans. Bob, just a quick question. The channel inventory spiked up pretty significantly sequentially. What is your comfort level there?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Pretty good, because, you know, we think that is in anticipation of deliveries that will be going out in the June quarter from the channel. So remember, when we look at sell-through, we are looking at a backward basis. But, you know, we are always sensitive to it. That is why we also reported to you guys. And I would expect this thing to come back down probably in the June quarter.

Brian Peterson – Raymond James – Analyst

Okay. And is that build more connectivity or computing related? And did you disclose the turns coverage implied in the guidance?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

So, the guidance turns business, if you did it as of April 1st would be 47% (43%), and would be high. If you do it as of April 7th, because of the large order that moved into the June quarter, it would be 26%. And that’s fairly consistent, because in the last few quarters we kind of have been around the 75-76% coverage, or 24%, 25% kind of turns. So, this is kind of right in there, with more normal kinds of turns.

Brian Peterson – Raymond James – Analyst

Got it.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Now, you asked another question — I don’t think I answered it — the first.

Brian Peterson – Raymond James – Analyst

Oh, the mix of the inventory build with connectivity versus computing.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Yes. So, it was more connectivity-related, because, you know, if you notice the mix went up by 3 points, and that was caused because more of our shipments were connectivity-related.

Brian Peterson – Raymond James – Analyst

Okay, got it. That’s it for me. Thanks.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Thanks.

Operator

Thank you. And the next question comes from the line of Krishna Shankar of ROTH Capital. Please proceed.

Krishna Shankar – ROTH Capital Partners – Analyst

Yes, congratulations on the progress of the X-Gene. Can you help us understand the size of the market, that the current version of the X-Gene is addressing? And then when you bring the 28-nanometer product on, what enhanced features and capabilities will that have?

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

I think — I will refer you to — I think I will make two statements here. And the rest of it is pretty much, we can — you can, we can have an offline conversation. But where — this is for the cloud server market which today by multiple analyst estimates is between 25% and 28% of all servers shipped. This is not a niche ARM core. This is a server class enterprise class ARM core. So the addressable market for whatever generation that we bring, whether it is 40 or 28, is the entire market, for the cloud. And the cloud market also has the largest growth CAGR in the entire server space.

So I think the point — the two points is that, we are not a niche market player. This is for every variety of cloud workload, because it is an enterprise class custom ARM core in both generations. And it is not a mobile or a sub-par ARM core. I think that is the number one point of clarification. Number two point of clarification, is that the IO mix that we are targeting is squarely aimed at this market, where higher performance networking and higher performance ethernet, as well as the ability to scale out from a fabric perspective, exists by definition in both generations.

Krishna Shankar – ROTH Capital Partners – Analyst

Great. And then on the connectivity side of the business, can you talk about what products will drive the connectivity part of the business over the next few quarters?

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Yeah, I think we have said this. Once again, our entire business is moving towards Datacenters. And we today, we pretty much have the pole position in terms of the OTN and 10 gig ethernet market. Just to give you some notion of the rate at which that market is accelerating. If you look at the Company, and its shipment of 10 gig OTN ports, essentially we quadrupled the shipments in time, rate between 2011 and 2005. So over six years, we shipped one million ports. Over the last two years, we shipped a 1.5 million ports. So we are pretty much, essentially driving the adoption of 10 gig converged OTN and ethernet in the Datacenter. And the biggest evidence of that is, look at the mega Datacenters and what types of Edge router platforms, as well as Edge switch platforms on the telecom side that they are using. If you look at a survey of that, we are probably in over 60% of all those platforms, so.

Krishna Shankar – ROTH Capital Partners – Analyst

Great, thank you.

Operator

Thank you. And your next question comes from the line of Brian Thonn, Kingdom Ridge Capital. Please proceed.

Brian Thonn – Kingdom Ridge Capital – Analyst

Hi, thanks for taking my call. Two questions for you. First off, Bob, I think you mentioned to an earlier question around gross margin expectation going forward, without X-Gene of being, let’s call it 56.5 (%) to 57 (%). What happens after X-Gene starts to ramp? What does that start doing to your gross margin?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

We have said before that we expect X-Gene be in the 60 (%) to 70% gross margin category. So, the impact that it would have on our gross margins would be a function of what percent of the total revenue it is.

Brian Thonn – Kingdom Ridge Capital – Analyst

And so that is going to be the same, no matter whether it is 40-nanometer or a smaller geometry?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

We believe so. Could, could — it will for now — for planning purposes, that is a good number to use.

Brian Thonn – Kingdom Ridge Capital – Analyst

Okay, got it. And second, are there any — I mean, I think Paramesh, you mentioned in prepared remarks that you had seen some pretty good demand for the platforms from potential customers out there, from software providers and all. Is there any kind of color you can provide maybe on kind of the breadth or depth of client demand for X-Gene right now, and I realize it is only the sample product? I am just kind of curious, what’s the uptake like? What’s — are there any either quantitative or qualitative measures you can give us to help us kind of track what is going on with X-Gene right now?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

I think the best, I think there are a couple measures we can talk about. One is that, if you look at the range of customers that we are sampling to, it’s absolutely single digits. They are all extremely large OEMs or mega Datacenter operators. They have been seminally involved with the initiative of putting ARM in the Datacenter at a performance level that they required, because nobody wants to rewrite their software environment, so number one.

Number two, I think the, you know, — I can tell you that, I think, if I were to conglomerate or aggregate the amount, the number of boards that we are going to be seeing leave our premises over the next, you know, month to two months, we are talking about many many hundreds of boards, okay? These are boards. These are platforms, not chips. Chips are a separate track. So at this point in time, we are way ahead of where we thought we would be, relative to, you know, getting a fully functional software-ready ecosystem capable platform into the hands of these customers, to start doing their development, application development, right?

So I think from where I stand, and by all takes, we have brought an unprecedented level of reality to this category, today, right? And truth be told, we are on allocation, relative to being able to support the intense amount of work that is going to be — that is there to ship this many number of full platforms to these top guys, right? So, we are pretty fired up relative to being able to drive the adoption of something like this into the marketplace, because of our first mover advantage.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

This is Bob, too. So, when you start thinking about the number of boards, the reason it’s probably maybe higher than you might have thought about, is because nobody wants a single board. They want to fill up a rack or a cabinet.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Exactly.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

A couple cabinets full up, so, you know, they are not going small. They are going kind of big, real quick on this in some ways.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

And I think to Bob’s point there is one subtle — there is point I would like to make, and I think Krishna asked the question. X-Gene is not a niche market. Many ARMs make up — many small ARMs make up one big x86 architecture processor. X-Gene fundamentally has that enterprise level performance today. And a typical cloud server populates multiple X-Genes on essentially Blade, and/or multiple X-Genes in a rack, right?

So, that is the density that we are talking about. And then, if you were to take that and extrapolate it, today’s market essentially, if you look at the server market, 28% of all servers are exactly the target market for all of X-Gene. So, if you look at today’s server market estimates, they are estimating a server market anywhere close to between $12 billion and $15 billion for silicon, right? 28% of that market is the exact TAM for X-Gene class products. So, 28% of that is roughly about $3.5 billion.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

And Brian, just for what it is worth, when I try to explain this to people, I say well, you can have a lot of smaller ARM cores, and for certain workloads, they will do fine, okay? But it is a little bit like, if you had a big rock that weighed 500 pounds, and you had two big guys that could each lift 250, they can lift it. But if you had 10 guys that could only lift 50 pounds, they all can’t get around the rock to put their hands on it. So they can’t lift it, no matter what. So there is workloads, you know, — and the best proof I could say, is if you could do it with a bunch of little cores, then Atom and stuff like that would erode Intel’s Xeon class processor business.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Yes.

Brian Thonn – Kingdom Ridge Capital – Analyst

And so, when we think — maybe to drill down on the TAM a little bit when we think about — when we do our own kind of bottoms up calculations, how should we think about, I guess maybe the trajectory of units you think you can get into over time, maybe in ‘14 or ‘15? How — what — you have kind of given us the aggregate size, I am just wondering if you can maybe help us a little bit with trajectory? And then also, on the other side of that kind of ASP — I know you are not just selling a CPU. You are selling an SoC, which encompasses what we would traditionally normally think of as a CPU plus a chipset, and you have got other IO aspects as well. So maybe can you help us with both of those legs there a little bit, in terms of how an analyst like myself would size up a TAM?

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

So, you know, we have cautioned people, that since we are talking about revenue roughly a year from now, maybe a little less, but in that kind of time frame, it gets highly speculative as you go out in that kind of arena. And when you are talking about big guys that could be lumpy like the Facebooks or the Googles or the Amazons, let alone the Dells, HPs, etcetera. Any one of those guys could throw off, for our size Company, a meaningful amount of revenue quickly.

And the hardest thing to predict about new technology is adoption curves. So, I can say it is a big opportunity. And I could tell you it would probably be more comfortable trying to make a guess for calendar year ‘15 revenue, than I could for ‘14, until we get another quarter or two out, and we see what kind of design wins, and what the total benchmarks and other things that will be coming out in the near future here, what they exactly look like. Then we can have a better feel for how fast the adoption rate might be.

Paramesh Gopi – Applied Micro Circuits Corporation – President and CEO

Yes to comment — to take Bob’s comment, and give you further technology color on them, and to answer your question in a little bit more pointed fashion, Brian. Today, if you look at the cloud, the cloud is comprised primarily of E3 and E5 processors. This is from Intel today. Those processors were all Xeon class processors. And essentially if you take—if you assume that it is a $2.5 billion market, on an average people are paying just for rough calculations sake, $1,000 for a two piece system or for two processor chips. Essentially that gives you the number that should — that should, drives anywhere between 250 — between hundreds of thousands of such units going into the cloud, for this particular market.

So if I were to now translate that to market penetration for ARM, because we represent the first tranche of the ARM camp going there, and couple them with Intel’s comments about other ISOs getting between 5% and 10% over the next two to four years, one can easily look at the possibility of the ARM camp, us being the leaders in that camp enjoying — even if we get 100,000 units sold at those types of ASPs because we are integrating — that is just the processors — we are integrating so much of the networking IO — just to give you context, a 10 gig LAN or motherboard today costs in excess of $100. The entire solution, including the optics and so forth. So because we are integrating so much of that on to X-Gene, we are offering unprecedented value at similar price points. Therefore, a conversion of 1% or 5% of that market, of that $2.5 billion TAM to us, could represent $50 million to $150 million of revenue in the very near future. In which case, it becomes almost half our current revenue, right? So it’s a very very, a small change in that market towards us, represents very large earnings power for our business.

Brian Thonn – Kingdom Ridge Capital – Analyst

Got it. That’s helpful. Thank you very much.

Operator

Okay, thank you. No further questions at this time. And I now would like to turn the call over to Bob Gargus for closing remarks.

Bob Gargus – Applied Micro Circuits Corporation – SVP and CFO

Well, thank you, everyone. We would like to thank you all for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010, and entering the reservation number 65095963. We will also file a copy of the transcript of this call, and an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today, and have a nice evening.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.